Tidal ETF Trust II 495BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2023, relating to the financial statements and financial highlights of The Meet Kevin Pricing Power ETF, a series of Tidal Trust II, for the period ended October 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also hereby consent to the references to our firm in this Registration Statement on Form N-1A of The Meet Kevin Select ETF and The Meet Kevin Moderate ETF, each a series of Tidal Trust II, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

February 22, 2024